EXHIBIT 99.1

                                     MIKOHN

FOR IMMEDIATE RELEASE

CONTACT: Sharon Walters / Russ McMeekin
         702-896-3890 / 800-336-8449

          MIKOHN APPOINTS MICHAEL A. SICURO AS CHIEF FINANCIAL OFFICER
       Sicuro Brings Extensive Public Company, Financial and Operations
                 Expertise, Plus Software/Hardware Experience
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LAS VEGAS - January 20, 2004 - Mikohn Gaming Corporation (NASDAQ: MIKN) (the
Company), a leading provider of diversified products and services used in the gaming industry worldwide announced today that Michael A. Sicuro has joined the Mikohn team as Executive Vice President and Chief Financial Officer, Secretary and Treasurer. Sicuro replaces John Garner who left the Company to pursue other interests.

Sicuro previously served as the Chief Financial Officer for a number of organizations in various industries ranging from $50 million to over $5 billion, including several NASDAQ listed companies. An important characteristic to Mikohn is his wide breadth of experience in both finance and operations and his strong and credible relationships with the financial community.

Chief Executive Officer Russel McMeekin stated: "Michael is an operational CFO who sees the entire business and its markets. He has over 23 years of experience in a number of different industries, mostly in public companies. This coupled with his deep background in corporate governance and extensive Wall Street and capital markets experience makes him a perfect fit for Mikohn."

Sicuro has extensive experience in organizations that significantly improved profitability through revenue growth, cost control, acquisitions or a combination of these and other vehicles. During his tenure at Lightspan, the company achieved near break even status from a loss of almost $60 million on $50 million of sales. While at ITLA Capital, the company improved its bottom line from a net loss to generating significant cash flow and net earnings through triple digit increases in revenues while managing costs. Sicuro also served as the CFO of Blue Cross of California (now WellPoint Health Networks) during its conversion from non-profit to for-profit status. Prior to Blue Cross, he was the CFO of U.S. Bancorp Mortgage when the company achieved unprecedented levels of sales production. Previously, Sicuro held senior financial positions with several other multi-billion dollar organizations and was a certified public accountant with Deloitte and Touche. Sicuro also serves as a member of the Business Council for the Paralysis Project of America, raising money and awareness for research for spinal cord injuries. A native of Warren, Ohio, he is a graduate of Kent State University.

The Company expects to publish its operating results for the three and twelve months ended December 31, 2003 in late March 2004.

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The company develops, manufactures and sells an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: http://www.mikohn.com.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of
1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.